Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated February 28, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in MPLX LP’s Annual Report on Form 10‑K for the year end December 31, 2017.
/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
March 12, 2018